Exhibit 10.45.3

SECOND AMENDMENT TO THE

COCA-COLA ENTERPRISES INC. SUPPLEMENTAL

MATCHED EMPLOYEE SAVINGS AND INVESTMENT PLAN

WHEREAS, Coca-Cola Enterprises Inc. (the predecessor to Coca-Cola Refreshments USA, Inc., referred to herein as the “Company”) established the Coca-Cola Enterprises Inc. Supplemental Matched Employee Savings and Investment Plan (the “Plan”) for the exclusive benefit of eligible employees of the Company and its affiliates that have adopted the Plan;

WHEREAS, Article VIII of the Plan reserves the right of the Company to amend the Plan at any time; and

WHEREAS, the Company desires to amend the Plan to eliminate in-kind distributions from The Coca-Cola Company stock fund, to reflect the Company’s name change, and to make certain other changes.

NOW, THEREFORE, the Plan is hereby amended as follows, effective October 31, 2010 except as otherwise specified below:

1.                                       Effective October 2, 2010, each reference in the Plan to Coca-Cola Enterprises Inc. (other than the references in sections 1.2 and 4.1(e)) shall be replaced with a reference to Coca-Cola Refreshments USA, Inc., and the name of the Plan shall be changed to the Coca-Cola Refreshments USA, Inc. Supplemental Matched Employee Savings and Investment Plan.

2.                                       Effective October 2, 2010, the first sentence of section 1.2 shall read as follows:

Coca-Cola Enterprises Inc., the predecessor to Coca-Cola Refreshments USA, Inc., hereby amends and restates the Plan, effective January 1, 2010.

3.                                       Each reference in the Plan to the “Administrative Committee” shall be replaced with a reference to the “Benefits Committee.”

4.                                       Section 2.2 shall be amended to read as follows and renumbered as section 2.4, and current sections 2.3 and 2.4 shall be renumbered as sections 2.2 and 2.3:

2.4           “Benefits Committee” means The Coca-Cola Company Benefits Committee.  Any actions taken and procedures established by the predecessor committee under this Plan shall continue in effect unless and until changed by the Benefits Committee.

5.                                       Section 4.1(e) is amended by adding the following paragraph at the end thereof:

Nothing in this section 4.1 shall be construed as requiring that the Benefits Committee must offer or continue to offer The Coca-Cola Company stock fund or any other fund as a benchmark investment under this Plan.

6.                                       Section 5.4 is amended by deleting the existing provision and by substituting the following:

5.4           Form of Distributions.  Effective October 31, 2010, all distributions shall be made in cash.  Before October 31, 2010, distributions of amounts deemed invested in The Coca-Cola Company stock fund shall be paid in shares of The Coca-Cola Company stock (except that fractional shares shall be paid in cash), and all other distributions shall be paid in cash.

7.                                       Section 6.1 is amended to read as follows:

6.1           Plan Administration.  The Plan shall be administered by the Benefits Committee.  All elections, designations and notices under the Plan shall be made at such times and in such manner as determined by the Benefits Committee.

The Benefits Committee shall consist of not less than five members, who may or may not be officers or employees of the Company or an Affiliate.  Each Benefits Committee member shall be appointed by and serve at the pleasure of The Coca-Cola Company’s Vice President of Human Resources or his or her designee (VPHR).  The VPHR shall have the right to remove any member of the Benefits Committee at any time.  A member may resign at any time by written resignation to the VPHR.  If a vacancy in the Benefits Committee should occur, a successor may be appointed by the VPHR.

8.                                       Article VII is amended by adding the following paragraphs at the end thereof:

An interested party who disagrees with the Benefits Committee’s determination of his or her right to Plan benefits or other Plan matters must submit a written claim and exhaust this claim procedure before legal recourse of any type is sought.  Any claim must be brought within one year after (a) in the case of any lump-sum payment, the date on which the payment was made; (b) in the case of an installment payment, the date of the first payment in the series of payments; or (c) for all other claims, the date on which the action complained of occurred.  Any suit must be brought within one year after the date the Benefits Committee has made a final denial (or deemed denial) of a claim for benefits.  Notwithstanding any other provision herein, any suit for a benefit must be brought within two years after (a) in the case of any lump-sum payment, the date on which the payment was made; (b) in the case of an installment payment, the date of the first payment in the series of payments; or (c) for all other claims, the date on which the action complained of occurred. No claimant may file suit for a benefit until exhausting the claim review procedure described herein.

Any payment to a Participant or Beneficiary, or to his or her legal representative or heirs at law, all in accordance with the provisions of the Plan, shall to the extent thereof be in full satisfaction of all claims hereunder against the Benefits Committee and the Company, either of whom may require such Participant or Beneficiary, legal representative, or heirs at law, as a condition to such payment, to execute a receipt and release therefore in such form as shall be determined by the Benefits Committee or the Company, as the case may be.  The required execution of any such release shall not affect the timing of payment pursuant to Article V.

IN WITNESS WHEREOF, by delegation of the Board of Directors of the Company, The Coca-Cola Company Benefits Committee has adopted this Amendment on the date shown below, but effective as of the dates indicated above.

The Coca-Cola Company Benefits Committee

By	/s/ Susan M. Fleming
Chairman

Date	November 3, 2010